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Exhibit 2.6

NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (the "Agreement") is made and entered into as of July 28, 2005, by and between Sybase, Inc., a Delaware corporation ("Parent") and Charles Jepson ("Equity Holder").

RECITALS

        A.    This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of July 28, 2005 (the "Merger Agreement"), by and among Parent, Ernst Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Extended Systems, Incorporated, a Delaware corporation (the "Company"). Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) the Merger Sub will be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation, and the Company shall thereupon become a wholly-owned subsidiary of Parent.

        B.    In order to induce Parent to consummate the transactions contemplated by the Merger Agreement (including but not limited to acquisition by Parent of the Company and the settlement of all of Equity Holder's stock and other equity interests in the Company), and to protect for Parent all of the goodwill associated with the business of the Company and to be acquired by Parent, Equity Holder is willing to enter into this Agreement.

        C.    This Agreement is a material inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby.

AGREEMENT

        The parties hereby agree as follows:

        1.    Experience and Skill of Equity Holder.    As an owner, chief executive officer and key employee of the Company, Equity Holder has been actively involved in the management of the Company's business and in the development of the Company's products and has thereby acquired considerable experience and skill. Parent wishes to protect its investment in the business acquired pursuant to the Merger Agreement by restricting the activities of Equity Holder which might compete with or otherwise harm such business, and, as part of the consideration and inducement to Parent for acquiring the business, Equity Holder is willing to agree to and abide by such restrictions as hereinafter provided.

        2.    Non-Competition and Non-Solicitation of Employee Covenants.

        2.1    General.    Equity Holder acknowledges that he holds a substantial number of shares of the Common Stock of the Company. Equity Holder further acknowledges that the value of the consideration paid by Parent in connection with its acquisition of the Company pursuant to the Merger Agreement is substantial and that preservation of the goodwill associated with the Company is a part of the consideration which Parent is receiving in the Merger Agreement. Parent desires that Equity Holder enter into a non-competition agreement with Parent as set forth in this section, and Equity Holder is willing to agree to such non-competition provisions as set forth below. The Company and Equity Holder agree that such non-competition provisions are separately bargained-for consideration and are material inducements to Parent to enter into the Merger Agreement. Accordingly, Equity Holder and the Company agree to the non-competition and non-solicitation provisions set forth in this section.

        2.2    Non-Competition.

        (a)   During the period beginning at the Effective Time and ending on the date that is two years following the Effective Time (the "Restricted Period"), Equity Holder covenants and agrees that he will not, directly or indirectly either for Equity Holder or for any other person or business entity, do any of the following:

            (i)  engage in the business of developing, selling, or otherwise distributing or providing products or offering or performing services similar or competing with those products and services of the Company as of the Effective Time (the "Restricted Business") anywhere the Company is then providing products and services; however, nothing in this agreement shall prevent Equity Holder from serving as an employee, consultant or contractor of any entity that engages in a Restricted Business so long as Equity Holder do not directly or indirectly engage or participate in the Restricted Business or otherwise assist that entity in engaging or participating in the Restricted Business.

           (ii)  solicit, induce or attempt to solicit or induce any then current employee, temporary worker or independent contractor of the Company to discontinue employment or engagement with the Company for the purpose of seeking or commencing employment or engagement with any third party;

          (iii)  persuade or attempt to persuade any person providing services, products or facilities to the Company not to do business with the Company or to reduce the amount of business it does with the Company.

          (iv)  For purposes of clause (i) above, the term "engage" in a business shall include, without limitation, any relationship as an officer, director, stockholder, owner, investor, salesperson, affiliate, co-owner, partner, member, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, distributor, re-seller, sublicensor, supplier, investor or lender, consultant or contractor, advisor or manager of or to the particular business, or otherwise acquiring or holding any interest in, or otherwise engaging in the provision of service to, any person or entity that engages in the particular business.

        (b)   The provisions of this Agreement shall not be construed to prevent Equity Holder from being gainfully employed. Equity Holder understands and acknowledges that the Parent is prepared to vigorously enforce the promises of this Agreement, and that violation of this provision could result in the assessment of damages and other legal remedies against Equity Holder and any of his subsequent employers. Equity Holder acknowledges that product and service life cycles in the Company's business are, at least, two years and, thus, the provisions of this Section 2.2 are reasonable. Equity Holder further acknowledges that the Company's business is global in nature and that its products are sold and distributed throughout the world and, thus, the broad geographic scope of this Section 2.2 is reasonable.

        (c)   Nothing in this Section 2.2, however, shall prevent Equity Holder from (x) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if Equity Holder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation or (y) serving as an employee or consultant to the Parent.

        2.3    Severability.    The parties intend that the covenants contained in Section 2.2 shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof to be enforced by such court. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law.

        2.4    Savings Clause.    In addition to the provisions of Section 2.3, it is the desire and intent of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Section 2 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 2. Each provision of this Section 2 is separable from every other provision of this Section 2, and each part of each provision of this Section 2 is separable from every other part of such provision.

        2.5    Employment Separation and Release Agreement.    On or prior to the Effective Time, Equity Holder agrees that he shall enter into an Employment Separation and Release Agreement between the Equity Holder and the Company substantially in the form attached hereto as Appendix A (the "Release Agreement").

        3.    Representations of Equity Holder.    Equity Holder represents that: (i) he is familiar with the covenants set forth in this Agreement; (ii) he is fully aware of his obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants; (iii) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of Equity Holder's obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which Equity Holder is a party or any judgment, order or decree to which Equity Holder is subject.

        4.    Breach.    Equity Holder acknowledges that in the event of a breach of any of the provisions of this Agreement by Equity Holder, Parent or its successor would sustain irreparable harm, and, therefore, Equity Holder agrees that in addition to any other remedies which Parent may have under this Agreement or otherwise, Parent shall be entitled to obtain equitable relief, including specific performance and injunctions restraining the Equity Holder from committing or continuing any such violation of this Agreement.

        5.    Reasonableness of Terms.    Equity Holder acknowledges that the length, scope and geographic coverage to which the restrictions imposed in Section 2 above shall apply are fair and reasonable and are reasonably required for the protection of the Parent and the Company and that clauses (a)(i) and (a)(ii) of Section 2.2 conform to the business in which the Company is engaged.

        6.    Use of Name.    From and after the date of this Agreement Equity Holder will not, without the consent of Parent, use or consent to or cooperate in the use of the name "Extended Systems, Inc.," or any similar names thereto in any business other than that of Parent except in the course of the performance of any duties on behalf of, and requested by, Parent.

        7.    Advice of Legal Counsel.    Equity Holder acknowledges and represents that, in executing this Agreement, he has consulted with counsel (or has affirmatively chosen not to do so) and is fully aware of his rights and obligations under this Agreement. Equity Holder acknowledges that O'Melveny & Myers LLP represented Parent in the transactions contemplated hereby and has not represented the Company or any individual investor or any individual stockholder or employee of the Company in connection with such transactions. This Agreement shall not be construed against any party by reason of its drafting or preparation.

        8.    Entire Agreement.    The Separation Agreement, this Agreement, Change of Control Employment Agreement dated May 19, 2004 and the Employment Agreement dated May 19, 2004 constitute and contain the entire agreement and final understanding concerning Equity Holder's relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. The Company's rights and the Equity Holder's obligations pursuant to the return of property, confidential information, assignment of inventions, and similar provisions of any agreement to which either of them was previously bound remain in effect.

        9.    Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In the event that the Company's business is sold, reorganized or otherwise transferred (in whole or in part) to another business or entity, it is intended that the limitations of Section 2.2 shall continue in effect with respect to any portion of the Company's business that is retained by the Company as well as any portion that is so transferred and, to that end, the term "Company" in this Agreement shall include any successor to all or any portion of the Company's business.

        10.    Governing Law; Jurisdiction.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of San Francisco County, California.

        11.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        12.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        13.    Third-Party Reliance.    The parties hereto do not intend to create any third-party beneficiaries of their agreement hereunder, and no person or entity other than such parties and their respective successors, heirs and permitted assigns shall have any rights under this Agreement.

        14.    Dispute Resolution.    Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco County, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

        15.    Effectiveness of Agreement.    This agreement shall be of no force or effect if the Effective Time does not occur or the Merger Agreement is terminated in accordance with its terms. This agreement shall be of no force or effect in the event that the consideration payable to the Equity Holder pursuant to the Release Agreement shall not be paid in accordance with its terms.

[Signature Page Follows]

        The parties have caused this Agreement to be executed as of the date first written above.

SYBASE, INC.
By:	/s/ JOHN CHEN
Name:	John Chen
Title:	Chairman, Chief Executive Officer and President
Address:

Fax No:

EQUITY HOLDER: CHARLES W. JEPSON
/s/ CHARLES W. JEPSON
Address:

Fax No:

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NON-COMPETITION AGREEMENT